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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our Audit Report and Comments by Auditor on United States-Canada Reporting Difference, both dated February 28, 2001, except for notes 1 and 12 which are as of July 10, 2001, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-60678) and related Prospectus and Prospectus Supplement No. 1 of Voice Mobility International, Inc. for the registration of 9,750,000 shares of Common Stock and Share Warrants to acquire 3,250,000 shares of Common Stock.


                                                  /s/ ERNST & YOUNG LLP
Vancouver, Canada,
July 16, 2001                                     Chartered Accountants